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                                                               EXHIBIT (A)(3)(I)

                                    OFFER BY

                            SIERRA PRIME INCOME FUND
                          TO PURCHASE FOR CASH 161,925
                         OF ITS CLASS A COMMON SHARES AT
                        NET ASSET VALUE PER COMMON SHARE


                                                               December 10, 1997

     To Brokers, Dealers, Commercial Banks,
       Trust Companies and Other Nominees:

          Pursuant to your request, we are enclosing herewith the material listed below relating to the offer of Sierra Prime Income Fund (the "Fund") to purchase up to 161,925 of its Class A Common Shares of beneficial interest with no par value (the "Class A Common Shares") for cash at net asset value per Common Share ("NAV") determined as of 2:00 PM Pacific Standard Time on the Expiration Date (defined below) upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 10, 1997, and in the related Letter of Transmittal (which together constitute the "Offer"). The Offer and withdrawal rights will expire at 6:00 PM Pacific Standard Time on January 9, 1998, unless extended (the "Expiration Date"). An "Early Withdrawal Charge" or "EWC" may be imposed on certain Class A Common Shares accepted for payment which have been held for less than two years. The Offer is not conditioned upon any minimum number of Class A Common Shares being tendered but is subject to certain conditions as set forth in the Offer to Purchase.

          If more than 161,925 Class A Common Shares are duly tendered prior to the expiration of the Offer, the Fund presently intends to, assuming no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in the Offer, but is not obligated to, extend the Offer period, if necessary, and increase the number of Class A Common Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Class A Common Shares tendered as well as any Class A Common Shares tendered during the extended Offer period or purchase 161,925 Class A Common Shares (or such greater number of Class A Common Shares sought) on a pro rata basis.

          No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Class A Common Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to those of your clients who have requested such materials. The Fund will pay all transfer taxes on its purchase of shares, subject to Instruction 6 of the Letter of Transmittal. However, backup tax withholding at a 31% rate may be required unless an exemption is proved or unless the required tax identification information is or has previously been provided. See Section 15 of the Offer to Purchase and Instructions 10 and 11 to the Letter of Transmittal.

          For your information and for forwarding to those of your clients who have requested them, we are enclosing the following documents:

          (1)     Offer to Purchase dated December 10, 1997;
          (2) Letter of Transmittal to be used by holders of Class A Common Shares to tender such shares to the Administrator directly or through their broker, dealer or other nominee who is not the registered owner,
          (3)     Guidelines for Certification of Taxpayer Identification
                  Number;
          (4) Letter to Clients which may be sent to your clients for whose account you hold Class A Common Shares registered in your name (or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer); and
          (5)     Return envelope addressed to the Administrator.


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     PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 6:00 PM PACIFIC
     STANDARD TIME ON JANUARY 9, 1998, UNLESS THE OFFER IS EXTENDED. TO ENSURE PROCESSING OF YOUR OR YOUR CLIENT'S REQUEST, A LETTER OF TRANSMITTAL OR A MANUALLY SIGNED FACSIMILE OF IT (TOGETHER WITH ANY CERTIFICATES FOR CLASS A COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE ADMINISTRATOR ON OR BEFORE THE EXPIRATION DATE (JANUARY 9, 1998).

          The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Class A Common Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

          Additional copies of the enclosed material may be obtained from Sierra Shareholder Services at the appropriate address and telephone number set forth in the Offer to Purchase. Any questions you have with respect to the Offer should be directed to Sierra Shareholder Services at (800) 222-5852.

                                         Very truly yours,


                                         SIERRA PRIME INCOME FUND




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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
     OR ANY OTHER PERSON, THE AGENT OF THE FUND, THE ADMINISTRATOR OR THE TRANSFER AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.
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